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                                                                  EXHIBIT 3.2(b)

                         FIRST AMENDMENT TO THE BY-LAWS
                        OF THE SPECTRANETICS CORPORATION


                  This First Amendment to the By-Laws of The Spectranetics Corporation (the "Amendment"), is adopted as of April 16, 2002 by the Board of Directors of The Spectranetics Corporation, a Delaware corporation (the "Company").


                                    RECITALS

                  I. Effective as of April 16, 2002, the Board of Directors adopted the Amendment in the form set forth below.

                                    AMENDMENT

                  A. The last sentence of Section 1.7 of the By-Laws of The Spectranetics Corporation is hereby amended and restated as follows:

                  "All elections of directors shall be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote, and except as otherwise required by law, the Certificate of Incorporation or these By-Laws, all other matters shall be determined by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote."

                  The undersigned, Emile Geisenheimer, Chairman of the Board of Directors of the Company, hereby certifies that the Board of Directors of the Company adopted the foregoing Amendment as stated above.

                  Executed at Colorado Springs, Colorado this 16th day of April, 2002.



                                     /s/ Emile Geisenheimer
                                    --------------------------------------------
                                    Emile Geisenheimer, Chairman of the Board
                                    of Directors